Exhibit 99.1

HANSEN MEDICAL TO REPLACE CURRENT DEBT FACILITY WITH NEW

$33 MILLION, INTEREST-ONLY DEBT FACILITY THROUGH 2017

Will Provide Additional Liquidity of Nearly $25 Million

over Next 30 Months Compared to Current Debt Facility

Upon Closing and Funding of this New Debt Agreement, the Company

Will Withdraw its ATM Facility which was not Drawn on or Used

MOUNTAIN VIEW, Calif. – July 10, 2013 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in intravascular robotics, today announced that it has signed a $33 million, long-term, debt agreement with White Oak Global Advisors, LLC. The new facility will require quarterly interest-only payments through December 30, 2017, at which time the Company will also pay the principal balance. The proceeds from this new facility will be used to refinance the Company’s current $30 million debt facility, and related fees. The existing facility will then be retired in its entirety.

Under the existing facility Hansen Medical would be required to begin making principal payments starting in August of this year through the end of the agreement in January of 2016. With this new agreement the Company will make interest-only payments on the debt through 2017 thereby providing a net liquidity enhancement of approximately $25 million over the next 30 months compared to the current debt facility. The new facility is expected to close and fund on or before July 31, 2013.

“We are pleased to have secured this long-term, interest-only facility providing us with a significant liquidity enhancement over the next 30 months”, said Peter J. Mariani, Hansen Medical’s Chief Financial Officer. “This new agreement will also provide the Company with a foundation of long-term capital as we continue to commercialize our Magellan™ Robotic System, drive further adoption of our Sensei X™ Robotic System, and strengthen operations across the Company.”

The new debt facility requires quarterly cash interest payments based on an annual interest rate of 11.0%, plus additional interest of 3.0% per annum which will accrue to the loan balance quarterly and become payable, along with all principal, at the end of the loan term on December 30, 2017. The agreement is a senior secured facility, and maintains a similar covenant structure as the current debt agreement. No warrants were issued as part of the new debt facility. Further information with respect to the new debt facility is contained in a Current Report on Form 8-K to be filed today by Hansen Medical with the Securities and Exchange Commission.

The Company also announced that upon the closing of the new debt facility it intends to terminate its “At-The-Market” (ATM) equity facility that was put in place in March of this year. No shares were sold pursuant to this ATM facility.

The DiBari Group acted as debt advisor to Hansen Medical for the new debt agreement.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, Magellan Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System, Artisan Control Catheter and Artisan Extend® Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S. the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

White Oak Global Advisors, LLC

Based in San Francisco, White Oak is an SEC-registered specialty finance company that offers customized lending products and services to corporate clients and investment management services to institutional clients. For more information, visit www.whiteoaksf.com.

The DiBari Group, LLC

The DiBari Group is a financial advisory and consulting firm dedicated to procuring debt capital for both public and private companies in various stages of development. The firm has supported high growth companies for over 11 years with an emphasis in technology, healthcare and life sciences. For more information visit www.dibarigroup.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the timing of the expected closing and funding, and liquidity benefits, of the new debt facility. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: failing to satisfy the closing conditions for the new debt facility, including, without limitation, the lenders’ satisfactory completion of their due diligence review of us, and the failure to close the new debt financing on a timely basis or at all; safety, engineering and regulatory challenges related to our products; our ability to manage expenses and cash flow and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Artisan are registered trademarks, and Magellan is a trademarks of Hansen Medical, Inc. in the United States and other countries.

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Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie

Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
john.capodanno@fticonsulting.com